UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC 20549


                          SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                        (Amendment No. 2)


                           Laserscope
--------------------------------------------------------------------------------
                        (Name of Issuer)

                          Common Stock
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                 (Title of Class of Securities)

                           518081104
                   --------------------------
                         (CUSIP Number)

                              13G
CUSIP No.  518081104
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 1.  NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO.

      Renaissance US Growth Investment Trust PLC               None
      (formerly Renaissance US Growth & Income Trust PLC)
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 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a)
      (b)
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 3.  SEC USE ONLY

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 4.  CITIZENSHIP OR PLACE OF ORGANIZATION
      England
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NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
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 5.  SOLE VOTING POWER
      1,200,000 shares
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 6.  SHARED VOTING POWER
      None
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 7.  SOLE DISPOSITIVE POWER
      1,200,000 shares
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 8.  SHARED DISPOSITIVE POWER
      None
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 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,200,000 shares
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 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
      Not applicable
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 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      5.93%
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 12. TYPE OF REPORTING PERSON
      IV
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ITEM 1.
    (a)  Name of Issuer.
         Laserscope ("Company")

    (b)  Address of Issuer's principal Executive Offices
         3052 Orchard Drive
         San Jose, CA   95134-2011

ITEM 2.

    (a)  Name of Person Filing
         Renaissance US Growth Investment Trust PLC ("Filer")

    (b) Address of principal Business Office or, if none, Residence c/o Renaissance Capital Group, Inc.
         8080 North Central Expwy., Suite 210, LB 59
         Dallas, TX 75206-1857

    (c)  Citizenship
         England

    (d)  Title of Class of Securities
         Common Stock

    (e)  CUSIP Number
         518081104

ITEM 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

    (a) ______   Broker or Dealer registered under Section 15 of the Act

    (b) ______   Bank as defined in section 3(a)(6) of the Act

    (c) ______   Insurance Company as defined in section 3(a)(19) of the
                 Act

    (d) ______   Investment Company registered under section 8 of the
                 Investment Company Act

    (e) ______   Investment Adviser registered under section 203 of the
                 Investment Advisers Act of 1940

    (f) ______   Employee Benefit Plan, Pension Fund which is subject to
                 the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1(b)(1)(ii)(F)

    (g) ______   Parent Holding Company, in accordance with section
                 240.13d-1(b)(ii)(G)(Note: See Item 7)

    (h) ______   Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

ITEM 4.  Ownership.

    (a)  Amount Beneficially Owned:
         1,200,000

         Between April 1, 2003 and December 31, 2003, the Filer converted to common stock a $1,500,000 8% Convertible Debenture it held at $1.25 per share.

    (b)  Percent of Class
         5.93%

    (c)  Number of shares as to which such person has:

         (i)     sole power to vote or to direct the vote:
                 1,200,000 shares
         (ii)    shared power to vote or to direct the vote: None
         (iii)   sole power to dispose or to direct the disposition of:
                 1,200,000 shares
         (iv)    shared power to dispose or to direct the disposition of: None

ITEM 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

ITEM 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not applicable.

ITEM 8.  Identification and Classification of Members of the Group.

         Not applicable.

ITEM 9.  Notice of Dissolution of Group.

         Not applicable.

ITEM 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   February 16, 2004


                        Renaissance US Growth Investment Trust PLC

                        /s/ Russell Cleveland
                        -------------------------------------------
                        Russell Cleveland, Director